Exhibit 99.1

Regional Health Properties Reports Third Quarter 2020 Financial Results

ATLANTA, GA, November 16, 2020 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, reported results for the quarter ended September 30, 2020.

Brent Morrison, Regional Health Properties’ Chief Executive Officer, stated “Our operators continue to perform admirably, protecting vulnerable elderly residents while facing unprecedented challenges related to the COVID-19 pandemic which have impacted both occupancy levels and facility cost structures. The Federal Government has provided nursing home operators with much needed stimulus to weather the operating headwinds brought on by the pandemic and we are hopeful this critically needed support will continue. We appreciate the hard work of our operators and their frontline staff.”

See the Company’s recently filed Form 10-Q for additional details on the current and potential impact of COVID-19 on the business.

Brent Morrison commented “Accomplished finance executive Ben Waites has joined the company, effective September 8, 2020, as our Chief Financial Officer and Vice President. In this role, Waites will help lead our efforts to drive value through strategic focus, team development, and operational and financial excellence. Ben’s experience, leadership and financial expertise, particularly within the skilled nursing industry, are a great addition to the company as we navigate through these extraordinary times. He has a well-documented history of working with large organizations with multiple locations, bringing financial teams together to maximize resources and drive the business forward.”

Management periodically monitors a number of facility performance metrics, including rent coverages both before and after management fees. For the 12 months ended September 30, 2020, the Company’s portfolio rent coverage before management fees was 1.58x and rent coverage after management fees was 1.24x. Occupancy and skilled mix for the Company’s portfolio were 73.2% and 29.3% respectively, for the 12 months ended September 30, 2020. These data exclude the impact of three managed facilities located in Ohio.

Summary of Financial Results for the Three Months Ended September 30, 2020

Total revenues in the third quarter of 2020 decreased 1.3% to $4.77 million, from $4.83 million in the third quarter of 2019. The decrease is a result of four facilities sold during the third quarter of 2019, offset by the receipt of $0.2 million of previously deferred interest. The Company generally recognizes all rental revenues on a straight-line rent accrual basis.

General and administrative costs increased 1.8%, to $0.74 million for the three months ended September 30, 2020, compared to $0.73 million for the same period in 2019. For both the current and prior year periods, general and administrative costs include minimal stock-based compensation expense.

Doubtful accounts expense (recovery) increased to $0.8 million for the three months ended September 30, 2020, compared to $0.03 million in the same period in 2019. In the current period the Company booked a provision for $0.9 million of outstanding rent arrears from one operator offset by cash collections of previously reserved amounts.

Interest expense decreased by $0.5 million, or 40.2%, to $0.7 million for the third quarter of 2020 compared to $1.2 million for the same period in 2019. The decrease is mainly due to the payoff of the Pinecone and Congressional Bank loans in the third quarter of 2019.

Net loss attributable to Regional Health Properties, Inc.’s common stockholders in the third quarter of 2020 was $2.3 million, or $1.38 per basic and diluted share, compared to net income of $3.6 million, or $2.11 per basic and diluted share in the prior year period.

Cash at September 30, 2020, totaled $4.6 million compared to $4.4 million at December 31, 2019. Restricted cash at September 30, 2020, totaled $3.1 million compared to $3.7 million at December 31, 2019. Total debt outstanding at September 30, 2020 amounted to $54.8 million compared to $55.4 million at December 31, 2019 (net of $1.3 million and $1.4 million of deferred financing costs at September 30, 2020 and December 31, 2019, respectively).

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions.

Regional currently owns, leases or manages for third parties 24 facilities (12 of which are owned by Regional, nine of which are leased by Regional and three of which are managed by Regional for third parties).

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by our operators in connection therewith, and the extent to which government support may be available to our operators to offset such costs and the conditions related thereto; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations
Brent Morrison	Brett Maas
Chief Executive Officer	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4402	Tel (646) 536-7331
brent.morrison@regionalhealthproperties.com	brett@haydenir.com

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	September 30,	December 31,
ASSETS	2020	2019
	(Unaudited)
Property and equipment, net	$53,097	$54,672
Cash	4,646	4,383
Restricted cash	3,100	3,655
Accounts receivable, net of allowance of $1,176 and $615	1,795	963
Prepaid expenses and other	405	249
Notes receivable	464	840
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	164	462
Right-of-use operating lease assets	34,652	37,287
Goodwill	1,585	1,585
Lease deposits and other deposits	517	517
Straight-line rent receivable	7,436	6,674
Total assets	$110,332	$113,758

LIABILITIES AND EQUITY

Senior debt, net	$47,550	$48,415
Bonds, net	6,330	6,409
Other debt, net	919	539
Accounts payable	2,939	3,699
Accrued expenses	2,288	2,613
Operating lease obligation	36,771	39,262
Other liabilities	1,430	1,078
Total liabilities	98,227	102,015

Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,688 shares issued and outstanding at
September 30, 2020 and December 31, 2019	62,029	61,992
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288
at September 30, 2020 and December 31, 2019	62,423	62,423
Accumulated deficit	(112,347)	(112,672)
Total stockholders' equity	12,105	11,743
Total liabilities and stockholders' equity	$110,332	$113,758

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Rental revenues	$4,308	$4,590	$12,898	$14,746
Management fees	244	239	732	716
Other revenues	215	1	224	93
Total revenues	4,767	4,830	13,854	15,555
Expenses:
Facility rent expense	1,640	1,640	4,919	5,006
Cost of management fees	161	148	486	467
Depreciation and amortization	694	797	2,239	2,661
General and administrative expenses	743	730	2,334	2,551
Doubtful accounts expense (recovery)	790	32	653	(214)
Other operating expenses	109	191	630	821
Total expenses	4,137	3,538	11,261	11,292
Income from operations	630	1,292	2,593	4,263
Other expense (income):
Interest expense, net	692	1,157	2,091	4,535
Loss on extinguishment of debt	-	924	-	2,478
Gain on disposal of assets	-	(6,451)	-	(7,141)
Other expense (income), net	9	(48)	144	6
Total other expense (income), net	701	(4,418)	2,235	(122)

(Loss) income from continuing operations before income taxes	(71)	5,710	358	4,385
Income tax expense	-	-	-	44
(Loss) income from continuing operations	(71)	5,710	358	4,341
(Loss) income from discontinued operations, net of tax	(2)	101	(33)	411
Net (Loss) income	(73)	5,811	325	4,752
Preferred stock dividends - undeclared	(2,250)	(2,250)	(6,748)	(6,748)
Net (loss) income attributable to Regional Health Properties, Inc.
Common Stockholders	$(2,323)	$3,561	$(6,423)	$(1,996)

Net (loss) income per share of common stock attributable to
Regional Health Properties, Inc.
Basic and diluted:
Continuing operations	$(1.38)	$2.05	$(3.79)	$(1.42)
Discontinued operations	$(0.00)	$0.06	$(0.02)	$0.24
	$(1.38)	$2.11	$(3.81)	$(1.18)

Weighted average shares of common stock outstanding:
Basic and diluted	1,688	1,688	1,688	1,688

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL OPERATING METRICS (1)

	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended
Portfolio Operating Metrics (1)	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Occupancy %	76.4%	76.5%	76.3%	75.1%	73.2%
Quality Mix (2)	28.0%	27.9%	27.7%	28.0%	29.3%
Rent Coverage Before Management Fees (3)	1.46	1.57	1.59	1.55	1.58
Rent Coverage After Management Fees (3)	1.08	1.18	1.21	1.20	1.24

(1) Excludes three managed facilities in Ohio.

(2) Quality Mix refers to all payor types less Medicaid.

(3) EBITDAR coverage and EBITDARM coverage include information provided by our tenants. The Company has not independently verified this information, but have no reason to believe such information to be inaccurate in any material respect.